UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 5, 2023

Dominion Energy, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	001-08489	54-1229715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2284

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	D	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Agreements to Sell Local Distribution Gas Businesses

On September 5, 2023 (the “Effective Date”), Dominion Energy, Inc. (“Dominion Energy”) entered into three separate definitive purchase and sale agreements (each a “Purchase Agreement” and collectively the “Purchase Agreements”) with wholly-owned subsidiaries of Enbridge Inc., a Canadian corporation (“Enbridge”), pursuant to which Dominion Energy will directly or indirectly sell all of the issued and outstanding shares of capital stock in the following local gas distribution companies (the “Transactions”):

•	The East Ohio Gas Company (d/b/a Dominion Energy Ohio) (“East Ohio Gas”),

•	Public Service Company of North Carolina, Incorporated (d/b/a as Dominion Energy North Carolina) (“PSNC”) and

•	Questar Gas Company (d/b/a Dominion Energy Utah, Dominion Energy Wyoming and Dominion Energy Idaho) (“Questar Gas”) along with Wexpro Company (d/b/a Dominion Energy Wexpro) (“Wexpro”).

The Transactions are collectively valued at $14.0 billion, consisting of an aggregate purchase price of approximately $9.4 billion in cash (subject to certain adjustments) and an aggregate of approximately $4.6 billion of assumed indebtedness. The purchase price for each Transaction will be subject to customary post-closing adjustments, including adjustments for cash, indebtedness, net working capital, capital expenditures and net regulatory assets and liabilities.

Closing of each Transaction is not cross conditioned on the closing of the other Transactions and is not subject to a financing condition. Each Transaction is expected to close by the end of 2024.

East Ohio Gas Purchase Agreement

Dominion Energy has agreed to sell East Ohio Gas under the terms of a Purchase and Sale Agreement (the “East Ohio Gas Purchase Agreement”) with Enbridge Elephant Holdings, LLC pursuant to which Dominion Energy will sell all of its issued and outstanding shares of capital stock in Dominion Energy Questar Corporation, including Dominion Energy Questar Corporation’s wholly-owned subsidiaries (the “East Ohio Gas Transaction”). The East Ohio Gas Transaction is valued at approximately $6.6 billion, consisting of a purchase price of approximately $4.3 billion in cash (subject to certain adjustments) and approximately $2.3 billion of assumed indebtedness.

PSNC Purchase Agreement

Dominion Energy has agreed to sell PSNC under the terms of a Purchase and Sale Agreement (the “PSNC Purchase Agreement”) with Enbridge Parrot Holdings, LLC pursuant to which Dominion Energy will sell all of its membership interests in Fall North Carolina Holdco LLC, including all of Fall North Carolina Holdco LLC’s wholly-owned subsidiaries (the “PSNC Transaction”). The PSNC Transaction is valued at approximately $3.1 billion, consisting of a purchase price of approximately $2.2 billion in cash (subject to certain adjustments) and approximately $1.0 billion of assumed indebtedness.

Questar Gas Purchase Agreement

Dominion Energy has agreed to sell Questar Gas along with Wexpro under the terms of a Purchase and Sale Agreement (the “Questar Gas Purchase Agreement”) with Enbridge Quail Holdings, LLC pursuant to which Dominion Energy will sell all of its membership interests in Fall West Holdco LLC, including all of Fall West Holdco LLC’s wholly-owned subsidiaries (the “Questar Gas Transaction”). The Questar Gas Transaction is valued at approximately $4.3 billion, consisting of a purchase price of approximately $3.0 billion in cash (subject to certain adjustments) and approximately $1.3 billion of assumed indebtedness.

Representations, Warranties and Covenants, Conditions to Closing and Termination Rights

Each Purchase Agreement contains customary representations, warranties and covenants related to the conduct of the business and the applicable Transaction. Each party to an applicable Purchase Agreement has agreed to indemnify the other party to such agreement for losses arising from certain breaches of covenants contained in the applicable Purchase Agreement and other liabilities, subject to certain limitations. Pursuant to the applicable Purchase Agreement, employees transferred as part of the related Transaction will have certain employment protections for generally 24 months following the closing date.

The Transactions are subject to the satisfaction of customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Approval”), clearance from the Committee on Foreign Investment in the U.S. (“CFIUS Clearance”), approval from the Federal Communications Commission (“FCC Approval”) and approvals by and/or notices to applicable state regulatory agencies.

Each of the Purchase Agreements may be terminated (i) by mutual agreement, (ii) if closing has not occurred by September 5, 2024 (subject to an extension under the applicable Purchase Agreement by either party to December 4, 2024 if the required regulatory approvals have not yet been obtained), (iii) in the event a law or regulation is imposed that prohibits the transaction, (iv) in the event of certain material breaches by the buyer or (v) in the event of certain material breaches by the seller. If a Purchase Agreement is terminated due to (i) a failure to obtain the required regulatory approvals by the applicable termination date or due to the imposition of a “Burdensome Condition” (as defined in the applicable Purchase Agreement), or (ii) a material breach by the buyer which has primarily caused the failure to obtain any required regulatory approval, then the buyer will pay the seller a termination fee of (a) $154.8 million under the East Ohio Gas Purchase Agreement, (b) $78.3 million under the PSNC Purchase Agreement, or (c) $106.9 million under the Questar Gas Purchase Agreement.

Transition Services Agreement

At the closing of each Transaction, Dominion Energy and the buyer under the applicable Purchase Agreement will enter into a transition services agreement pursuant to which Dominion Energy and its affiliates will continue to provide certain services to support the ongoing operations of the businesses for a limited time period following the closing of each Transaction. The buyer in each Transaction has also agreed to provide certain services to Dominion Energy.

Enbridge Guaranties and Debt Commitment Letter

As a condition to Dominion Energy entering into the Purchase Agreements, Enbridge delivered Buyer Parent Guaranties (as defined in the applicable Purchase Agreement) for the benefit of Dominion Energy guaranteeing the obligations of each buyer under the Purchase Agreements.

Also as a condition to Dominion Energy entering into the Purchase Agreements, Enbridge entered into a financing commitment letter (the “Commitment Letter”) with Morgan Stanley Senior Funding, Inc. and Royal Bank of Canada for a 364-day senior unsecured bridge facility (the “Bridge Facility”) in an aggregate initial principal amount of US$9.4 billion, which may be borrowed as three separate loans on each applicable closing date for the Transactions. The commitments under the Bridge Facility may be reduced by the net proceeds received by Enbridge from other sources prior to the expected closings of the Transactions. The commitments under the Commitment Letter are subject to customary conditions, including the execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the Commitment Letter.

General

The foregoing descriptions of the East Ohio Gas Purchase Agreement, the PSNC Purchase Agreement and the Questar Gas Purchase Agreement and the related Transactions contemplated under the applicable Purchase Agreements are subject to, and qualified in its entirety by, the full text of the East Ohio Gas Purchase Agreement, the PSNC Purchase Agreement and the Questar Gas Purchase Agreement, copies of which are attached hereto as Exhibits 2.1, 2.2 and 2.3, respectively, and each is incorporated herein by reference.

The representations and warranties contained in the Purchase Agreements were made only for the purposes of the Purchase Agreements as of the dates specified therein and were solely for the benefit of the parties to the Purchase Agreements. The representations and warranties contained in the Purchase Agreements may be subject to limitations agreed upon by the parties to the Purchase Agreements and are qualified by information in disclosure schedules provided in connection with the signing of the Purchase Agreements. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreements. Representations and warranties in the Purchase Agreements may be subject to a standard of materiality provided for in the Purchase Agreements and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreements, which subsequent information may or may not be fully reflected in Dominion Energy’s or Enbridge’s public disclosures.

Item 7.01	Regulation FD Disclosure.

On September 5, 2023, Dominion Energy issued a press release regarding the Transactions described in Item 1.01 above. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Dominion Energy. The statements relate to, among other things, expectations, estimates and projections concerning the sale of East Ohio Gas, PSNC, Questar Gas (including Wexpro) and their consolidated subsidiaries, as applicable, which are subject to various risks and uncertainties. Factors that could cause actual results to differ include but are not limited to: the risk that Dominion Energy and Enbridge may be unable to obtain any necessary regulatory approvals for any, or all, of the Transactions or that required regulatory approvals may delay any, or all, of the Transactions and the risk that any conditions to the closing of any, or all, of the Transactions may not be satisfied. Other risk factors relating to Dominion Energy’s business more generally are detailed from time to time in Dominion Energy’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this Form 8-K. Dominion Energy assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibits

2.1	Purchase and Sale Agreement, dated as of September 5, 2023, by and between Dominion Energy, Inc. and Enbridge Elephant Holdings, LLC.*

2.2	Purchase and Sale Agreement, dated as of September 5, 2023, by and between Dominion Energy, Inc. and Enbridge Parrot Holdings, LLC.*

2.3	Purchase and Sale Agreement, dated as of September 5, 2023, by and between Dominion Energy, Inc. and Enbridge Quail Holdings, LLC.*

99.1	Dominion Energy, Inc. press release dated September 5, 2023.**

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Filed herewith. Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Dominion Energy agrees to furnish supplementally to the SEC a copy of any omitted schedule upon request by the SEC.

**	Furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION ENERGY, INC.

Registrant

/s/ Steven D. Ridge
Name:	Steven D. Ridge
Title:	Senior Vice President and Chief Financial Officer

Date: September 5, 2023